Exhibit 10.1

CONFIDENTIAL
SETTLEMENT AGREEMENT
     This SETTLEMENT AGREEMENT (the “Agreement”) is made and entered into by and between K-Swiss Inc., a Delaware corporation, with its principal place of business at 31248 Oak Crest Drive, Westlake Village, California 91361 (“K-Swiss”) and Payless ShocSource, Inc., a Missouri corporation, with a place of business at 3231 S.E. 6th Avenue, Topeka, KS 66607, and Payless ShoeSource, Inc., a Delaware corporation, with its principal place of business at 3231 S.E. 6th Avenue, Topeka, KS 66607 (collectively “Payless”). K-Swiss and Payless are sometimes hereinafter referred to, separately, as a “Party” or, collectively, as the “Parties”.
RECITALS
     WHEREAS, K-Swiss is the owner of several trademark registrations for its Five Stripe design mark, alone or with other terms and/or designs, including, Registration Nos. 1,029,423 and 1,550,230 both of which are on the Principal Register of the United States Patent and Trademark Office and are “incontestible” (such mark is herein referred to as the “Five Stripe Mark”). Copies of U.S. Trademark Registration Nos. 1,029,423 and 1,550,230 are attached hereto as Collective Exhibit 1;
     WHEREAS, K-Swiss is the owner of several trademark registrations for its Toe Box Design mark, alone or with other terms and/or designs, including, Registration No. 1,821,414, which is on the Principal Register of the United States Patent and Trademark Office and is “incontestible” (such mark is herein referred to as the “Toe Box Mark”). A copy of U.S. Trademark Registration No. 1,821,414 is attached hereto as Exhibit 2;
     WHEREAS, K-Swiss is also the owner of U.S. Trademark Registration Nos. 1,843,012 and 1,817,977, which include both the Five Stripe Design and the Toe Box Design trademarks. Such registrations are on the Principal register of the United States Patent & Trademark Office. True and correct copies of these registrations are attached hereto as Collective Exhibit 3. Each of these registrations have become “incontestible” under the provisions of the Trademark Act and are conclusive proof of the exclusive rights of K-Swiss to the marks as shown in such registrations;
     WHEREAS, K-Swiss owns certain exclusive trademark, trade dress, and product configuration rights in the visual design of its “Classic” and other shoes, as further described below;
     WHEREAS, K-Swiss has used the Five Stripe Mark and the Toe Box Mark, along with D-rings (or visually similar rings, such as O-rings or triangle rings) and other distinguishing design elements, on several styles of shoes including its original Classic shoe (the “Classic”) and its “Classic Luxury Edition” shoe;
     WHEREAS, K-Swiss sells and has sold other shoes including, without limitation, The Nido, Darwell, Thurstan, Celano, Afton, Morely, Thurman, Newstead and Nautical Classic, all of which are derivative versions of the Classic shoe and members of the Classic family, employing the combination of five parallel diagonal stripes, D-rings (or visually similar rings), and/or the Toe Box Mark, along with other visual elements (collectively the “Classic Family”);
     WHEREAS, K-Swiss has sold a shoe called the Locarno which also displays trademarks derived from the Classic shoe. The Locarno derivative design has been registered at the U.S. Patent and Trademark Office under Registration No. 3,085,90I and includes, alone or in combination, the Five Stripe Mark and the “Locarno Toe Design” (the “Locarno Mark”);
     WHEREAS, K-Swiss has sold several other styles of shoes which may use one or more elements of the Five Stripe Mark, the Toe Box Mark, the Locarno Mark, D-rings (or visually similar rings), and/or other distinguishing design elements (“Other K-Swiss Shoes”);

     WHEREAS, K-Swiss contends that Payless infringed K-Swiss’ trademarks and/or trade dress previously, in 1985 and in 1992. In 1992, K-Swiss filed suit against Payless (K-Swiss Inc. v. Payless ShoeSource, Inc. Action No. CV-92-4128-AWT (CTx) (the “1992 Litigation”)). Thereafter, Payless and K-Swiss settled the 1992 Litigation and agreed to settlement terms, the specific terms of which are set out in an agreement entitled the “1992 Settlement Agreement”;
     WHEREAS, in 2004, K-Swiss filed a second action against Payless in the United States District Court for the Central District of California (Western Division), K-Swiss Inc. v. Payless, Inc., Action No, CV 04-779 RJK (RCx) (the “2004 Litigation”). In the 2004 Litigation, the Court made various rulings, including rulings concerning the 1992 Settlement Agreement, which rulings the Parties intend to be binding after the Effective Date as if incorporated into the binding judgment had been entered by the Court;
     WHEREAS, in the 2004 Litigation, K-Swiss has accused Payless of infringing its rights in thirty-two (32) lots of footwear, listed and photographed in Exhibit 4 (“Known Payless Shoes”);
     WHEREAS, Payless asserted in the 2004 Litigation a counterclaim for K-Swiss’ alleged breach of the 1992 Settlement Agreement (“Counterclaims”);
     WHEREAS, the Parties have determined that it is in their mutual interests amicably to resolve, once and for all, their differences on the terms set forth in this Agreement, without any admission of liability;
     WHEREAS, K-Swiss claims that Payless’ advertising, promoting, distributing, offering for sale, and selling of those certain styles of footwear has infringed K-Swiss’ trademarks and trade dress, created a likelihood of consumer confusion, diluted K-Swiss’ brand, and disparaged K-Swiss goodwill and reputation;
     WHEREAS, K-Swiss claims that Payless’ advertising and sale of footwear has caused it to lose sales and to incur more than $58 Million in compensatory damages, including prejudgment interest and damages for corrective advertising;
     WHEREAS, Payless disputes K-Swiss’ allegations and denies it is liable to K-Swiss for any of the matters claimed;
     WHEREAS, the Parties intend that the releases in this Agreement cover all Payless shoes in existence up to and including the Effective Date; and
     WHEREAS, the Parties have determined that it is in their mutual interests amicably to resolve, once and for all, their differences on the terms set forth in this Agreement, without any admission of liability.
     NOW, THEREFORE, the Parties hereto agree as follows:
     1. K-Swiss Classic Trade Dress. For purposes of this Agreement only and not any other purpose, the K-Swiss “Classic Trade Dress” shall mean two or more of the following (whether used alone, or in combination with other K-Swiss trademark, trade dress, or design features not described herein):
(a)	Stripes. The visual design feature of two or more vertical or diagonal stripes on either side of the shoe;

(b)	D-Rings. D-Rings (or visually similar rings) used incidentally as a lacing system rather than eyelets, hooks, loops or other holding mechanism;

(c)	Toe Box. The visual design on the toe of the shoe consisting of a set of two substantially rectangular patterns formed by stitching running from the front tip of the outsole back toward the lacing area of the shoe.

     2. Agreement Not to Use. Except as permitted under this Agreement during the Sell-Off Period (as defined below), Payless on behalf of itself and its affiliates, servants, agents, employees, subsidiaries, divisions, officers, licensees, suppliers, successors and assigns, and all those acting in concert or participation with them, agrees that it will not (except as expressly permitted by the terms of this Agreement) sell, offer for sale, import, export, use, produce, manufacture, order, design, promote or distribute (or assist others in selling, offering for sale, importing, exporting, producing, manufacturing, ordering, designing, promoting or distributing) anywhere in the world any footwear that is a colorable imitation of or is confusingly similar to any shoes sold by K-Swiss as of the Effective Date that bear the K-Swiss trademarks, service marks, or the Classic Trade Dress or derivatives thereof including, without limitation, the Known Payless Shoes (collectively, the “Prohibited Shoes”). For purposes of this Agreement, Payless’ affiliates shall include all entities controlled by, controlling, or under common control with Payless. Without limiting the foregoing, Payless specifically represents and agrees, on behalf of itself and those entities and persons listed in this Paragraph 2 above, that, except as permitted by this Agreement during the Sell-Off Period, it has ceased and will forever desist and refrain from:
(a)	Using in any manner any of the Five Stripe Mark, the Toe Box Mark, the Locarno Mark, the Classic Trade Dress, or any confusingly similar marks or trade dresses or any colorable imitations thereof, including, without limitation, the Known Payless Shoes, on or in connection with the advertising, offering for sale or sale of any product which is not manufactured, distributed or otherwise authorized by or for K-Swiss;

(b)	Using in any manner any of the Five Stripe Mark, the Toe Box Mark, the Locarno Mark, the Classic Trade Dress, or any confusingly similar marks or trade dresses or any colorable imitations thereof, including, without limitation, the Known Payless Shoes, on or in connection with the advertising, offering to render or rendition or any service not approved by, sponsored by or otherwise authorized by K-Swiss;

(c)	Attempting to or passing-off, inducing or enabling others to sell or pass-off any product or service as a product or service affiliated with or sponsored by K-Swiss, which product is not produced or service rendered under the authorization, control and supervision of K-Swiss and approved by K-Swiss for sale under and any of the Five Stripe Mark, the Toe Box Mark, the Locarno Mark, the Classic Trade Dress, or any confusingly similar marks or trade dresses or any colorable imitations thereof, including, without limitation, the Known Payless Shoes;

(d)	Copying, making confusingly similar or colorable imitations of, or modifying any of K-Swiss’ advertising or promotional materials for use in connection with the advertising, promotion or sale of any of Payless’ goods;

(e)	Committing any acts calculated or intended to cause purchasers to believe falsely that any of Payless’ products are associated with, sponsored by, approved by, guaranteed by, connected with or produced under the control and supervision or within the authority of K-Swiss;

(f)	Obtaining, possessing, shipping, delivering, distributing, returning or otherwise disposing of, in any manner, advertising materials, goods or inventory bearing any of the Five Stripe Mark, the Toe Box Mark, the Locarno Mark, the Classic Trade Dress, or any confusingly similar marks or trade dresses or any colorable imitations thereof, including, without limitation, the Known Payless Shoes, which materials, goods or inventories were not manufactured by or for K-Swiss or authorized by K-Swiss to be used, sold or offered for sale in association with or bearing any of such marks or trade dresses;
     3. Permitted Sell-Off Period for Prohibited Shoes. Payless and its affiliates shall have from the Effective Date to and including December 31, 2008 to sell-off any existing inventory of Prohibited Shoes (the “Sell-Off Period”). For purposes of the Consent Decree and Permanent Injunction pursuant to this Agreement, the sell-off shall be deemed authorized by K-Swiss. Within ten (10) days of the expiration of the Sell-Off Period, Payless shall destroy any unsold inventory of Prohibited Shoes and certify such certification to K-Swiss. The term “existing inventory” shall include only completed shoes in inventory, in manufacturing process which can not be stopped, or in transit to Payless, and nothing in this Paragraph 3 shall be construed as permitting any further manufacture of Prohibited Shoes by Payless following the Effective Date of this Agreement.

     4. Future K-Swiss Registrations and Shoes. Payless agrees that the terms of the permanent injunction executed and filed by the Parties pursuant to Paragraph 5 (Stipulation for Consent Decree and Permanent Injunction), and the terms of Paragraph 2 (Agreement not to Use) above, shall be construed to include: any rights claimed hereafter by K-Swiss that are known by Payless or have been disclosed to Payless in writing, including writings filed with the Court, as of the Effective Date, are publicly registered and owned by K-Swiss (including, without limitation, any federal or state trademark, trade dress or service mark registrations sought or acquired by K-Swiss after the Effective Date), or any shoes K-Swiss sells in the future embodying any such rights, to the extent that the foregoing K-Swiss shoes bear the K-Swiss trademarks, service marks, or the Classic Trade Dress or derivatives thereof. Payless acknowledges and agrees that any acquired distinctiveness or non-functionality in such K-Swiss rights is deemed established without a requirement for any further showing by K-Swiss.
     5. Consent Decree and Permanent Injunction. Within five (5) calendar days of the full execution of this Agreement, K-Swiss and Payless shall jointly execute and file a Stipulation for a Consent Decree and Permanent Injunction in the form attached hereto as Exhibit 5. A material element of settlement hereunder is the retention by the Court of jurisdiction to enforce this Agreement. Payless further agrees that, within ten (10) business days of the full execution of this Agreement, it shall take all actions necessary to dismiss any pending oppositions it may have in the United States Patent and Trademark Office against K-Swiss as of the Effective Date.
     6. Payments by Payless. Payless shall pay the sum of US$30,000,000.00 (Thirty Million Dollars), by certified check or wire transfer, within five (5) business days of receiving a fully executed counterpart of this Agreement. Such sum shall be in payment of the compensatory damages claimed by K-Swiss from Payless’ advertising, promotion, and sale of allegedly confusing footwear.
     7. Hold Harmless.
(a)	Payless shall be responsible for all liability for all defects in the Known Payless Shoes and for any damages (whether personal injury, property damage, advertising injuries, violation of intellectual property rights or otherwise) caused by or resulting from the manufacture, sale, import, export, promotion, distribution, or use of the Known Payless Shoes. Payless assumes liability for, and hereby agrees to indemnify, protect, save and hold K-Swiss harmless from any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses, and disbursements (whether any of the foregoing are founded, unfounded, or allegedly involve the active or passive negligence of K-Swiss, and including legal and related professional fees and costs for counsel of K-Swiss’ choice) of whatever kind or nature which may be suffered by, imposed upon, incurred by, or asserted at any time against K-Swiss and which in any way relate to or arise out of the manufacture, sale, import, export, promotion, use, or distribution of the Known Payless Shoes, whether sold or distributed by Payless or by any purchaser, transferee or other person or entity acquiring such shoes from Payless or its servants, agents, employees, subsidiaries, divisions, officers, attorneys, suppliers, successors or assigns.

(b)	Payless shall be responsible for and shall indemnify, protect, save and hold K-Swiss harmless (and shall reimburse all attorneys fees and costs incurred by K-Swiss) from any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements (whether any of the foregoing are founded, unfounded) brought against K-Swiss by any of Payless’ insurers or by any third party claiming through Payless resulting from, emanating from or involving the subject matter of the 2004 Litigation or any claims or counterclaims brought therein including, without limitation, intellectual property claims.

     8. Warranties and Representations.
(a)	Payless represents and warrants that it and its affiliates have cancelled all orders for any of the Known Payless Shoes not yet filled.

(b)	Payless represents and warrants that it has not assigned or in any way conveyed, donated, transferred, or encumbered all or any portion of the claims or causes of action covered by this Agreement, that it has all rights required to enter into this Agreement and to grant the releases and covenants made herein.

(c)	K-Swiss represents and warrants that is has not assigned or in any way conveyed, donated, transferred, or encumbered all or any portion of the claims or causes of action covered by this Agreement, that it has all rights required to enter into this Agreement and to grant the releases and covenants made herein.
     9. Disclosure by Payless. Within ten (10) calendar days following Payless’ receipt of an executed copy of this Agreement, Payless shall disclose to K-Swiss or its counsel of record in writing the following information and shall produce copies of the best available documentary evidence establishing such information:
(a)	The names and addresses of the agents, manufacturers, suppliers, or factories, if known, which or who designed, ordered or made Lot No. 44980, or any other lot number with a similar design.

(b)	The names and addresses of the agents, brokers, sellers or others in the chain of distribution (other than shippers and carriers) used by Payless in the purchase, sale and importation of Lot No. 44980, or any other lot number with a similar design.
     10. Attorneys Fees and Expenses in Actions for Breach. In the event that either Party or its affiliates breach this Agreement or the terms of the 1992 Settlement Agreement or violate the Stipulation for Consent Decree and Permanent Injunction, the breaching Party shall pay all reasonable attorneys fees and litigation expenses incurred by the non-breaching Party relating to enforcement, whether arising out of this Agreement, the 1992 Agreement, or any claim of violation of any federal or state laws relating to trademark, service mark, or trade dress infringement, unfair competition, dilution, or any related claim. Each Party agrees that the remedies set forth in this Agreement are in addition to any rights or remedies the other Party may have in the event of breach or violation of this Agreement, the 1992 Agreement, or any other laws, whether or not asserted in the 1992 Litigation or the 2004 Litigation, all of which rights are expressly reserved.
     11. Retention of K-Swiss’ Rights Under Intellectual Property Laws. It is understood and agreed that, in addition to the rights and remedies provided for under this Agreement, K-Swiss retains all of its rights and remedies that may exist now or in the future under any intellectual property laws, all of which rights are expressly reserved. Nothing in this Paragraph 11 is intended to affect any intellectual property rights of Payless or its affiliates.
     12. Validity and Enforceability of K-Swiss’ Registered and Unregistered Trademarks, Service Marks, and Trade Dress. Payless acknowledges, accepts, and agrees never to contest the proprietary or validity of the prior rulings by the Court in the 2004 Litigation regarding the 1992 Settlement Agreement. Payless further acknowledges and agrees to the validity and enforceability of K-Swiss’ rights in its common law and registered trademarks, service marks, and trade dresses which now exist or may exist in the future that bear or are derived from the common law or registered trademarks, service marks, or the Classic Trade Dress (including, without limitation, the Five Stripe Mark, the Toe Box Mark, and the Locarno Mark), and acknowledges and agrees that any acquired distinctiveness or non-functionality in such rights is deemed established without a requirement for any further showing by K-Swiss (collectively, for purposes of this Agreement only, the “K-Swiss Rights”). Payless agrees never to challenge, directly or indirectly, or dispute in any Court or administrative proceeding, regardless of the party bearing the burden of proof, anywhere in the world, the validity or enforceability of any of the K-Swiss Rights including, without limitation, disputes or challenges based on non-distinctiveness or functionality. Payless further agrees that it will not, anywhere in the world, initiate, prosecute or in any way aid or cooperate with others in the commencement or prosecution or defense of any suit, action, claim, defense, counterclaim, cross-claim, affirmative defense, administrative proceeding, or other proceeding whatsoever, at law or otherwise, to invalidate, cancel or otherwise restrict or limit any of the K-Swiss Rights.

     13. Confidentiality. Except as otherwise provided herein, K-Swiss and Payless shall keep the amount paid by Payless pursuant to this Agreement private and confidential. A Party may, however, disclose the financial terms of this Agreement to a third party as follows:
(a)	when reasonably necessary to carry out the terms of this Agreement;

(b)	to attorneys of the Parties;

(c)	to auditors and insurance representatives as necessary to carry out their respective duties;

(d)	to employees and shareholders (other than as provided in subparagraph (f)), past, present, or prospective lending institutions or insurance companies, and potential acquisition, merger or similar candidates of the Parties, where business considerations necessitate disclosure, and who agree, in writing, to be bound by the terms of confidentiality contained herein.

(e)	to officers, directors, and accountants who agree to be bound by the terms of confidentiality contained herein;

(f)	in litigation, whether pursuant to a document request, a subpoena, or as part of an affirmative pleading of K-Swiss against Payless or any other alleged infringer of any of K-Swiss’ rights provided that the disclosing party request this Agreement be subject to a confidentiality protective order;

(g)	to anyone, the following words or substantially similar phrases: “That a substantial payment was made by Payless in recognition of the claims of K-Swiss, and that K-Swiss is pleased with, and is willing to accept as, full satisfaction for its claims.”;

(h)	to the United States Patent and Trademark Office to the extent deemed necessary by K-Swiss to obtain registration for any K-Swiss Rights, the following: the First Amended Complaint for the 2004 Litigation, Paragraph 1 (K-Swiss Trade Dress) of this Agreement, Paragraph 2 (Agreement not to Use) of this Agreement, Paragraph 13 (Validity and Enforceability) of this Agreement, and the fact that the payment made pursuant to Paragraph 6 (Payment by Payless) of this Agreement was in the range of millions of dollars;

(I)	to the extent required by applicable law.
     14. Mutual Release of Claims. On behalf of themselves, their affiliates, respective corporate officers, directors, shareholders, agents, employees, personal representatives, assignees, and attorneys, the Parties hereby release, acquit, and forever absolutely discharge one another and their respective officers, directors, agents, servants, employees, stockholders, insurers, and assignees, all predecessor and successor companies, and all parent, subsidiary and other related or affiliated companies, their attorneys, and the partners, associates, employees, agents, insurers, assignees and investigators of or for their attorneys, from any and all actions, causes of action, claims, counterclaims, cross-claims, defenses, affirmative defenses, debts, liabilities, accounts, damages, demands and causes, whether known or unknown, which were related to the subject matter of the 2004 Litigation and were brought or could have been brought in the 2004 Litigation or which in any way arise from or on account of the 2004 Litigation, or the marketing, advertising, promoting, distributing, manufacturing, offers for sale and sale of any shoes of Payless or its affiliates that were or are in existence up to and including the Effective Date.

     15. Reservation of Rights. Notwithstanding the mutual release in paragraph 14, Payless and K-Swiss agree that:
(a)	K-Swiss expressively reserves all of its rights under law to enforce any rights against Payless that are not expressively released herein. The terms of this Agreement shall not be deemed to limit or restrict in any way K-Swiss intellectual property rights including, without limitation, the K-Swiss Rights. It is expressly understood and agreed that nothing in the course of the negotiations between the Parties shall be construed as an estoppel against K-Swiss. All benefits, restrictions, and prohibitions agreed to and relied upon by the Parties are expressly set forth herein, and all other rights are expressly reserved. Nothing stated or implied by either Party in the course of negotiations for settlement or of this Agreement shall in any way alter, limit, waive or modify any rights K-Swiss may have in law or equity.

(b)	K-Swiss expressly reserves any rights it may have in law or equity, to assert claims again Payless arising out of future manufacture, distribution, or sale of any shoe which infringes any of K-Swiss’ rights or that causes a likelihood of confusion in the marketplace (whether or not such shoes are expressly prohibited to be sold by the terms of this Agreement) or which violates this Agreement.
     16. Complete Agreement. Each Party hereto acknowledges that no other Party or any agent or attorney of any other Party, or any person, firm, corporation or any other entity has made any promise, representation or warranty, whether express, implied or statutory, not contained or referred to herein, concerning the subject matter hereof, to induce the execution of this Agreement. Each signatory hereto acknowledges that he, she, or it has not executed this Agreement in reliance on any promise, representation or warranty not contained or referred to herein. Notwithstanding the foregoing, the Parties understand and agree that nothing in this Agreement shall be construed as a cancellation, rescission, amendment, or modification of the 1992 Agreement and that the 1992 Agreement shall remain in full force and effect following the execution of this Agreement.
     17. Choice of Law and Forum. K-Swiss has its principal place of business in California and Payless does business in California. In view thereof, this Agreement shall in all respects be interpreted, enforced, and governed by and under the laws of the State of California without regard to conflict of laws provisions except to the extent the issue arising under the Agreement is governed by federal law, in which case federal law shall apply. Any action or claim arising out of this Agreement or its breach shall be filed only in the United States District Court for the Central District of California or if such court lacks subject matter jurisdiction, then in an appropriately venued state court in California. The Parties consent and agree to in personam jurisdiction in these Courts for purposes of enforcing tills Agreement or any breach thereof.
     18. No Waiver. The waiver of any breach of this Agreement by either Party shall not operate as a waiver of any subsequent or prior breach thereof.
     19. Preparation of Agreement; Construction. This Agreement shall be construed without regard to the Party responsible for its preparation, and shall be deemed as prepared jointly by the Parties. Any ambiguity or uncertainty existing herein shall not be interpreted or construed against any Party by virtue of who may have drafted such provision.
     20. Authority of Parties. K-Swiss and Payless represent and warrant to one another that they have the full right and exclusive authority to enter into and execute this Agreement.
     21. Amendment to Agreement. This Agreement may not be altered, amended, modified, or otherwise changed in any respect except by a writing executed by an authorized representative of each Party.
     22. Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the respective Parties.
     23. Notices. All notices, requests, demands, directions, and other communications provided for hereunder shall be in writing and mailed or faxed or delivered to the applicable Party at the address of such Party set for the below (or such other address duly provided in writing to the other Party). Each such notice, request, demand, direction or other communication shall be effective upon delivery.

If to K-Swiss:
K-Swiss Inc.
31248 Oak Crest Drive
Westlake Village, CA 91361
Attention: Mr. Steven B. Nichols
with a copy (for notification and not official service) to:
Neil D. Greenstein
TechMark
1917 Palomar Oaks Way, #300
Carlsbad, CA 92008
Fax: 408-280-2250
Email: ndg@techmark.com
and a copy (for notification and not official service) to:
Lee D. Green, Company Counsel
K-Swiss Inc.
31248 Oak Crest Drive
Westlake Village, CA 91361
Email: kslegal@k-swiss.com
If to Payless:
Collective Brands, Inc.
3231 S.E. 6th Avenue
Topeka, KS 66607-2207
Attn: Chief Executive Officer
with a copy to:
Collective Brands, Inc.
3231 S.E. 6th Avenue
Topeka, KS 66607-2207
Attn: General Counsel
Fax: (785) 368-7524
     24. Each Party to Bear its Own Costs. Except as expressly set out in this Agreement, each Party shall bear its own expenses incurred up to and including the date of entry of the Judgment, including, without limitation, costs and attorneys’ fees.
     25. Counterparts. This Agreement may be executed in counterparts and as so executed shall constitute one agreement and shall be binding upon the Parties hereto, notwithstanding that all Parties who are signatories do not appear on the same signature page.
     26. Headings and Defined Terms. All section headings are stated for convenience only and shall not be considered in construing this Agreement. All defined terms are defined for purposes of this Agreement only and are not intended to create any type of definition to be used in or compared to any other agreement.
     27. Imaged Signatures. This Agreement may be delivered to each Party by facsimile or by email (with the Agreement and signatures imaged in a standard format such as Acrobat or TIF) and such delivery shall be effective and binding. The Parties acknowledge and agree that after execution and delivery by facsimile or email, additional copies of this Agreement may be circulated for signature so that each Party will ultimately retain a fully executed original. The circulation of the additional copies for original signatures shall in no way diminish or affect the binding effect of the Agreement previously signed in counterparts and delivered by facsimile or email.

     IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of this 24th day of June, 2008 (the “Effective Date”).

K-SWISS INC.

By: Name:	/s/ Steven B. Nichols Steven B. Nichols
Title:	President

PAYLESS SHOESOURCE, INC., a
Missouri Corporation

By:	/s/ Matthew E. Rubel
Name:	Matthew E. Rubel
Title:	CEO

PAYLESS SHOESOURCE, INC., a
Delaware Corporation

By:	/s/ Matthew E. Rubel
Name:	Matthew E. Rubel
Title:	CEO